Exhibit 99.1

Contact: Pat Hansen
Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
Reports Management Change

Milwaukee, Wisconsin - September 21, 2004 -- STRATTEC SECURITY CORPORATION (NASDAQ: STRT) announced today the resignation of John G. Cahill, its President & Chief Operating Officer, effective September 24, 2004

Mr. Cahill joined STRATTEC ten years ago, approximately six months prior to its spin-off from Briggs & Stratton Corporation in February, 1995. He was STRATTEC’s first Chief Financial Officer, and played a key role in transitioning the business to a stand-alone public company. Mr. Cahill was elected to his current position in February, 1999.

Harold M. Stratton, STRATTEC’s Chairman & Chief Executive Officer commented, "John joined our company as an agent for change when we needed it most. As a new public company, we needed to establish new policies, procedures and methods of conducting our business. We also needed to create the support staff and resources to allow us to operate as a stand-alone entity, no longer reliant on a larger corporate parent. John was instrumental in accomplishing those tasks for us as Executive Vice President & CFO. In his role as President & COO, John has helped bring our organization to a high level of professionalism, capability and efficiency. He has been a very energetic, visible leader in the organization, and he will be missed by all of us. However, the positive legacy of his involvement in the company will remain with us for a long time to come."

Mr. Cahill commented, "It is gratifying to assess the accomplishments of the last ten years, and I am very comfortable leaving STRATTEC knowing we have developed a management team that will continue to drive excellent performance for our customers and value for our shareholders."

Mr. Cahill is also resigning from the company’s Board of Directors effective September 24, 2004. Mr. Stratton will assume Mr. Cahill’s responsibilities in the day-to-day operations of the business.

STRATTEC SECURITY CORPORATION designs, develops, manufactures and markets mechanical locks, electro-mechanical locks and related access control products for North American and global automotive manufacturers.

Certain statements contained in this release contain " forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may," "planned," "potential," "should," "will," and "would." Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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